UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

SCHEDULE 14A

(Rule 14a-101)

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SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Hess Corporation

(Name of Registrant as Specified in Its Charter)

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Executive Compensation Supplement

1.	Our executive compensation programs are straightforward, conform to market practice, and are designed to be durable, tied to performance, and in the best interests of our investors

2.	Aside from salaries, all elements of our program are directly tied to our operational and stock price performance, and incentives are tied to rigorous goals that further our strategy

a.	A majority of LTI is delivered as PSUs that are entirely based on three-year TSR performance against the XOP index of the oil and gas sector and S&P 500

b.	A minority of LTI is delivered as options and restricted shares, although our CEO has only received PSUs and options for many years

c.

Our annual bonus program is primarily based on an objective, goals-based quantitative scorecard; our new strategic modifier is based on pre-established categories of long-term positioning and payouts are determined by the Committee following a thorough review of our performance

d.	We have not granted any special awards or non-standard pay to our NEOs

3.	The compensation committee is thoughtful about making pay adjustments based on demonstrated performance and market alignment, as evidenced by our historical practice

a.	We did not make adjustments to target pay for our executives (aside from promotions) for many years while managing through changes in oil prices, and through the COVID-19 pandemic

b.

Over the past several years, we have built a strong track record — with shareholder returns far outpacing our industry and the broader market while at the same time “stocking the cupboard” with significant high-value reserves that will generate returns far into the future. In consideration of these accomplishments and taking into account competitive peer compensation, we raised target pay for our executives in 2023

c.	Our Compensation Committee retains an independent consultant who advises it on setting our pay positioning in a responsible and fair way

d.

We believe this positioning is an appropriate reflection of our performance, and our programs are structured such that executives will only receive competitive payouts if our performance continues going forward

4.

Our disciplined investment strategy and focus on a balanced portfolio has allowed us to maximize the potential of the generational find of Guyana while boosting the output and economic efficiency of our fields in the Bakken

a.

This has come together magnificently, with 11 BBOE of discovered resource in Guyana to-date, which will drive high-margin production for many years to come, as well as strong production growth from the Bakken, which is approaching net production of 200,000 boepd.

b.	The substantial capital investments we made to maximize the potential of our investments are now paying off, driving both our production increases and cash flow:

i.	We have substantial and diversified reserves that are built for profitability even in conservative price scenarios

ii.	We have seen significant production growth and anticipate growth to continue on the order of 10% annually through 2027

iii.	Subject to historic price assumptions, we expect our cash flow will grow on the order of 25% annually over the same period

iv.	We are accomplishing all of this performance with responsible and safe execution, with carbon intensity well below our industry average

c.	The market has recognized our performance and our future growth potential:

i.	On a three-year basis, our TSR is up 232%

ii.	On a five-year basis, including the period impacted by COVID, our TSR is up 182%, the highest among our peers

5.	Our 2023 bonuses were achieved at 165.5% of target, our best payout year in some time, driven by the strong operational and strategic performance noted above

a.	Over the last 5-years, our average bonus payout was 116%, vs. a peer average of 132%[1]

b.

By contrast, our most recent PSU cycle paid out at 66% of target; while our absolute TSR over the period was strong at 232%, our company’s early recovery in navigating the low oil price environment in 2020 impacted our relative ranking. On a five-year basis, including the period impacted by COVID, TSR is up 182%, the highest among our peers

6.	So again, we have stayed “inside the lines” of best practice and responsible governance - our pay program is straightforward, thoughtfully designed, and aligned with the interests of our shareholders

Cautionary Note Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our current understanding, assessments, estimates and projections of relevant factors and reasonable assumptions about the future. Forward-looking statements are subject to certain known and unknown risks and uncertainties, including those described in our annual report on Form 10-K, that could cause actual results to differ materially from our historical experience and our current projections or expectations of future results expressed or implied by these forward-looking statements.

This document is not a substitute for the definitive proxy statement that Hess has filed with the SEC on April 5, 2024 for the annual meeting of stockholders. INVESTORS AND SECURITY HOLDERS OF HESS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE 2024 HESS ANNUAL MEETING OF STOCKHOLDERS.

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of proxy.

[1]	For Hess, reflects 165.5% payout in 2023, 112% in 2022, 106% in 2021, 50% in 2020, and 146% in 2019.